                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                            RGS Energy Group, Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                   [RGS logo]

                   89 East Avenue . Rochester, NY 14649-0001
                                 (716) 771-4444

                  ------------------------------------------
                            NOTICE OF ANNUAL MEETING
                           OF SHAREHOLDERS TO BE HELD
                                 APRIL 26, 2000
                  ------------------------------------------

To the shareholders of
RGS ENERGY GROUP, INC:

   The annual meeting of shareholders of RGS Energy Group, Inc. (RGS) will be held on April 26, 2000 at 11:00 a.m. at the Hyatt Regency Rochester, 125 East Main Street, Rochester, New York. At the meeting we will elect four Class II directors to serve on RGS's Board of Directors for a term expiring at the 2003 annual meeting and transact any other business that is properly brought before shareholders.

   Holders of record of RGS common stock at the close of business on March 8, 2000 are entitled to vote at the annual meeting.

   This year, you have three ways to vote your proxy: (a) by mail, (b) by telephone, and (c) over the Internet. To vote electronically, by telephone or over the Internet, refer to the enclosed proxy form for instructions. If you prefer to vote by mail, complete and return the proxy form in the envelope provided. Whichever method you choose, we ask that you vote at your earliest convenience. You may, of course, change or withdraw your proxy at any time prior to voting at the annual meeting.

                                         By Order of the Board of Directors,

                                         David C. Heiligman
                                         Secretary

March 15, 2000

                 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING
                         PLEASE VOTE BY PROXY PROMPTLY

                             RGS Energy Group, Inc.
                   89 East Avenue . Rochester, NY 14649-0001
                                 (716) 771-4444

                           -------------------------
                                PROXY STATEMENT
                           -------------------------

                      INFORMATION ABOUT THE ANNUAL MEETING

   This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of RGS Energy Group, Inc. (RGS) for its 2000 Annual Meeting of Shareholders to be held on April 26, 2000. This proxy statement and the enclosed proxy form are being furnished to shareholders on or about March 15, 2000.

Outstanding Voting Securities and Voting Rights.

   General. The close of business on March 8, 2000 has been fixed as the record date for determining the holders of RGS common stock entitled to vote at the 2000 annual meeting. As of February 1, 2000, RGS had outstanding 35,869,813 shares of common stock. Shareholders of record are entitled to one vote per share.

   In voting in the election of directors, you may vote for all of the nominees or you may withhold your votes as to all or specific nominees. The four nominees who receive the highest number of affirmative votes, in person or by proxy, will be elected. As a result, in accordance with New York law, abstentions will have no effect on the election of directors.

   This year, you have three ways to vote your proxy: (a) by mail, (b) by telephone, and (c) over the Internet. To vote electronically by telephone or over the Internet, refer to the enclosed proxy form for instructions. If you prefer to vote by mail, complete and return the proxy form in the envelope provided.

   You may revoke your proxy at any time before its exercise at the annual meeting, regardless of how you submit it. Therefore, voting by proxy now will not affect your right to vote in person at the meeting.

   Employee Shareholders. The proxy is for shares of RGS common stock registered in your name. The proxy also includes any shares held for you under the Automatic Dividend Reinvestment and Stock Purchase Plan, the Rochester Gas and Electric Corporation (RG&E) Savings Plus Plan and/or the Employee Stock Ownership Plan.

   If you complete and return your proxy by mail, telephone or Internet, the proxies will vote your shares in accordance with your instructions. You may sign and return your proxy form without checking any boxes, in which case the proxies will vote your shares for the election of all of the nominees.

   If you do not return the proxy form or otherwise vote by telephone or over the Internet, the trustee of the RG&E Savings Plus Plan may nonetheless instruct the proxies to vote any Savings Plus Plan shares held by you (but not your other shares) in the same proportion as shares voted by other participants in the Plan.

   Non-Employee Shareholders. The proxy is for shares of RGS common stock registered in your name. The proxy also includes any shares held for you under the Automatic Dividend Reinvestment and Stock Purchase Plan. If you complete and return your proxy by mail, telephone or Internet, the proxies will vote your shares in accordance with your instructions. If you sign and return your proxy form without checking any of the boxes, the proxies will vote your shares for the election of all of the nominees.

   Shares Held in Street Name. Whether or not you are an employee of RGS or any of its subsidiaries, if you beneficially own shares which your broker holds in street name on your behalf, you will be provided with a form of proxy instructing the broker how to vote for you. If you do not provide voting instructions to your broker, your broker may, in accordance with the rules of the New York Stock Exchange, vote such shares in his or her discretion.

                             Election of Directors

   The Board of Directors of RGS currently consists of twelve directors divided into three classes. One class of directors is elected at each annual meeting of shareholders for a term expiring at the third succeeding annual meeting.

   The following individuals, all of whom are incumbent directors of the Company, have been nominated for election at the 2000 annual meeting to serve as directors for a term expiring at the 2003 annual meeting and thereafter until their successors are elected and qualify:

   .  Allan E. Dugan,

   .  Susan R. Holliday,

   .  Charles I. Plosser, and

   .  Thomas S. Richards.

   Unless you specify otherwise on your proxy, the proxies will vote shares represented by proxies for the election of the nominees listed above. While it is anticipated that the nominees will be able to qualify or accept office, if one or more should be unable to do so, the proxies reserve the right to vote for any substitute nominee or nominees designated by the Board of Directors.

   The following paragraphs identify the nominees standing for election and the continuing directors, including their principal occupations and business experience for the past five years.

Nominees--Class II (Term expiring in 2003)

   Allan E. Dugan. (age 59) Mr. Dugan has served as Executive Vice President, Worldwide Business Services of Xerox Corporation since January 1999. Prior to assuming his current position, Mr. Dugan was Senior Vice President, Corporate Strategic Services and Senior Vice President and General Manager, Manufacturing Operations Worldwide. Mr. Dugan has been a director of RGS since August 2, 1999 and a director of RG&E since 1991.

   Susan R. Holliday. (age 44) Ms. Holliday has been President and Publisher of the Rochester Business Journal since 1988. She is Chairman of the Rochester Regional Advisory Board, Key Bank, N.A. and serves as a board member or trustee of several civic and philanthropic organizations including the United Way of Greater Rochester, Rochester Museum and Science Center, George Eastman House, University of Rochester Medical Center and Rochester Institute of Technology. Ms. Holliday has been a director of RGS since August 2, 1999 and a director of RG&E since 1997.

   Charles I. Plosser. (age 51) Dean Plosser has served since 1991 as the John
M. Olin Distinguished Professor of Economics and Public Policy, and as Dean since July 1993, of the William E. Simon Graduate School of Business Administration, University of Rochester. He has been a director of RGS since August 2, 1999 and a director of RG&E since 1996.

   Thomas S. Richards. (age 56) Mr. Richards has been Chairman of the Board, President and Chief Executive Officer of RGS since August 2, 1999 and Chairman of the Board, President and Chief Executive Officer of RG&E since January 1998. Mr. Richards was President and Chief Operating Officer of RG&E from March 1996 to January 1998, and has served in numerous senior executive capacities since joining RG&E as General Counsel in October 1991. Prior to joining RG&E, Mr. Richards was an attorney with the law firm of Nixon, Peabody LLP. He has been a director of RGS since August 2, 1999 and a director of RG&E since 1996.

Continuing Directors--Class III (Term expiring in 2001)

   Angelo J. Chiarella. (age 66) Mr. Chiarella has been Director of Planning at FJF Architects, LLP since March 1999. He served as Vice President, Rochester Midtown L.L.C., a real estate development and leasing company, from November 1997 until January 1999. Mr. Chiarella was previously President and Chief Executive Officer of Midtown Holdings Corp. He is a director of Transmation, Inc. Mr. Chiarella has been a director of RGS since August 2, 1999 and a director of RG&E since 1992.

   Mark B. Grier. (age 47) Mr. Grier has been Executive Vice President, Corporate Governance of The Prudential Insurance Company of America since October 1998. He served as Executive Vice President, Financial Management of The Prudential from June 1997 to October 1998, as Chief Financial Officer of The Prudential from May 1995 to June 1997 and as Executive Vice President, The Chase Manhattan Bank, N.A. from 1991 to May 1995. He is a director of Annuity & Life Reinsurance, Ltd. Mr. Grier has been a director of RGS since August 2, 1999 and a director of RG&E since 1997.

   Jay T. Holmes. (age 57) Mr. Holmes has been a practicing attorney and business consultant since May 1996. He served as Executive Vice President and Chief Administrative Officer of Bausch & Lomb Incorporated from March 1995 until his retirement in May 1996. Mr. Holmes previously held numerous executive positions at Bausch & Lomb, serving as Senior Vice President and Chief Administrative Officer from November 1994 to March 1995 and as Senior Vice President - Corporate Affairs and Secretary from 1983 until November 1994. He is a director of VISX, Incorporated. Mr. Holmes has been a director of RGS since August 2, 1999 and a director of RG&E since 1992.

   Cornelius J. Murphy. (age 69) Mr. Murphy has served as Senior Vice President of Goodrich & Sherwood Associates, Inc., a management consulting and human resource services company, since 1990. Prior to assuming his current responsibilities, Mr. Murphy held a number of senior management positions at Eastman Kodak Company, the last of which was Senior Vice President and

Project Manager, Office of the Chief Executive until March 1989. He is a director of Transmation, Inc. Mr. Murphy has been a director of RGS since August 2, 1999 and a director of RG&E since 1981.

Continuing Directors--Class I (Term expiring in 2002)

   G. Jean Howard. (age 56) Ms. Howard has served as Executive Director of Wilson Commencement Park, a human services and housing management agency empowering low-income, single-parent families to become socially and economically self-sufficient, since 1990. Prior to joining WCP, Ms. Howard served in management capacities at several human services agencies nationwide. Ms. Howard serves as a board member or trustee of numerous civic and philanthropic organizations, including Bennett College, WXXI Public Broadcasting, Inc., Monroe Community College and the Center for Governmental Research, Inc. Ms. Howard has been a director of RGS since August 2, 1999 and a director of RG&E since April 29, 1999.

   Samuel T. Hubbard, Jr. (age 50) Mr. Hubbard has served as President and Chief Operating Officer of the Genesee Corporation, which conducts business in the areas of malt beverages, dry-food processing and packaging, equipment and real estate investment, since June 1999. He previously served as President and Chief Executive Officer of the Alling and Cory Company, a wholesale distributor of fine printing paper, industrial and business products, from 1986 until November 1998. Prior to joining Alling and Cory, Mr. Hubbard held various management positions with Chase Lincoln First Bank, a former subsidiary of The Chase Manhattan Corporation. He is a director of M&T Bank Corporation and the Genesee Corporation. Mr. Hubbard has been a director of RGS since August 2, 1999 and a director of RG&E since 1996.

   Cleve L. Killingsworth, Jr. (age 47) Mr. Killingsworth has served as President and Chief Executive Officer of Health Alliance Plan, a corporate affiliate of the Henry Ford Health System, since January 1998. He served as President of several Kaiser Foundation Health Plans from 1994 to 1997 and in senior executive positions at Blue Cross/Blue Shield of the Rochester Area from 1986 to 1994. Mr. Killingsworth is a director of the Reynolds and Reynolds Company. He has been a director of RGS since August 2, 1999 and a director of RG&E since July 1998.

   Roger W. Kober. (age 66) Mr. Kober served as Chairman of the Board and Chief Executive Officer of RG&E from March 1996 until his retirement in January 1998. Mr. Kober served as Chairman of the Board, President and Chief Executive Officer of RG&E from January 1992 to March 1996. Mr. Kober is a director of Home Properties of New York, Inc. He has been a director of RGS since August 2, 1999 and a director of RG&E since 1988.

Security Ownership of Management.

   In order to ensure that the interests of each executive officer and each member of the Board of Directors are directly tied to the continuing success of RGS and the performance of RGS's common stock, a target level of stock ownership is recommended to be held by each executive officer and Board member. For executive officers, the target level is three times base salary for the Chairman of the Board, President and Chief Executive Officer, and two and one-half times base salary for the other executive officers, exclusive of exercisable stock options but including common stock equivalent units accrued under RGS's Long Term Incentive Plan and 401(k) Restoration Plan. A target level of stock ownership of $150,000 is recommended to be held directly by each Board member who has been on the Board a minimum of five years, including common stock equivalent units held in the director's deferred stock plans.

   The following table indicates the number of shares of RGS common stock and equivalent units beneficially owned as of February 1, 2000 by (a) each director and nominee, (b) each of the executive officers named in the Summary Compensation Table, and (c) the executive officers and directors as a group. As of February 1, 2000, each of the individuals listed in the table, as well as the directors, nominees and executive officers as a group, beneficially owned less than 1.0% of the total shares outstanding. The following persons disclaim beneficial ownership with respect to shares of RGS common stock held by their spouses: Mr. Bovalino, 12,906 shares; Mr. Chiarella, 319 shares; Ms. Holliday, 370 shares; Mr. Kober, 7,446 shares; and all directors, nominees and executive officers as a group, including the aforementioned, 24,685 shares.

                                                                Total Common
                                                                 Stock and
                                               Common Stock     Common Stock
                                Common Stock Equivalent Units Equivalent Units
Name of                         Beneficially   Beneficially     Beneficially
Beneficial Owner                Owned(1)(2)     Owned (3)          Owned
----------------                ------------ ---------------- ----------------
Michael J. Bovalino............    37,317          2,462           39,779
Angelo J. Chiarella............     2,663         15,260           17,923
Allan E. Dugan.................     1,310          8,039            9,349
Mark B. Grier..................     1,888          1,844            3,732
Susan R. Holliday..............     2,322          2,668            4,990
Jay T. Holmes..................     3,728         15,915           19,643
G. Jean Howard.................       786          1,387            2,173
Samuel T. Hubbard, Jr..........     1,288          3,381            4,669
Cleve L. Killingsworth, Jr.....       948          1,827            2,775
Roger W. Kober.................    70,461          1,763           72,224
Cornelius J. Murphy............     3,768         18,567           22,335
Charles I. Plosser.............       988          3,295            4,283
Thomas S. Richards.............    59,268          6,340           65,608
J. Burt Stokes.................    40,960          2,652           43,612
Michael T. Tomaino.............    32,795          2,535           35,330
Paul C. Wilkens................    17,921          2,067           19,988
All Directors, Nominees and
 Executive Officers as a group
 (17 Individuals)..............   296,899         90,581          387,480

--------
(1) Includes shares of RGS common stock over which the named person has direct or indirect voting or investment power.

(2) Includes shares of RGS common stock which may be acquired through the exercise of stock options as follows: Mr. Bovalino, 23,838 shares; Mr. Kober, 57,513 shares; Mr. Richards, 36,320 shares; Mr. Stokes, 23,838 shares; Mr. Tomaino, 16,609 shares; Mr. Wilkens, 10,883 shares; and all directors, nominees and executive officers as a group, including the aforementioned, 181,099 shares.

(3) Includes RGS common stock equivalent units accrued under RGS and RG&E employee and director benefit plans for which the named person does not have voting rights.

Section 16(a) Beneficial Ownership Reporting Compliance.

   Section 16(a) of the Securities Exchange Act of 1934 requires RGS's directors and executive officers, as well as persons holding 10% or more of RGS's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. These reporting persons are also required to provide RGS with copies of all such Section 16(a) forms they file. Based solely on our review of the copies of the reports received by us, and on the written representations of certain reporting persons, we believe that during 1999 all filing requirements were timely satisfied by the directors and executive officers of RGS.

Meetings and Standing Committees of the Board of Directors.

   The Board of Directors met twelve times during 1999.

   Executive and Finance Committee. The Executive and Finance Committee, with certain exceptions, possesses all of the authority of the Board of Directors. During 1999, the Committee met two times. Messrs. Murphy (Chairman), Dugan, Holmes, Kober, Plosser and Richards are currently members of the Committee.

   Audit Committee. The Audit Committee monitors the integrity of RGS's financial statements and its financial reporting process. It reviews management's internal controls and RGS's policies and procedures that monitor compliance with all applicable laws, regulations and ethical business practices. The Committee also recommends to the Board independent auditors to be retained by RGS for the ensuing year, reviews the results of the auditors' examinations of RGS's financial statements and recommends any actions deemed necessary. During 1999, the Committee met four times. Messrs. Hubbard (Chairman), Chiarella, Grier and Killingsworth and Ms. Howard are currently members of the Committee.

   Committee on Management. The Committee on Management reviews RGS's executive compensation and benefits program, including awards under RGS's annual Executive Incentive Plan, Long Term Incentive Plan and Performance Stock Option Plan. The Committee sets the compensation of the Chief Executive Officer and reviews the compensation levels of members of management proposed by the Chief Executive Officer. The Committee oversees RGS's organizational structure, corporate goals and objectives and management development, including management succession. During 1999, the Committee met three times. Messrs. Dugan (Chairman), Grier, Hubbard, Murphy and Plosser are currently members of the Committee.

   Committee on Directors. The Committee on Directors is responsible for evaluation of director performance, director compensation, director succession, committee membership and corporate governance issues. The Committee recommends to the Board of Directors candidates to be nominated for election as directors. During 1999, the Committee met four times. Messrs. Holmes (Chairman), Chiarella and Killingsworth and Ms. Holliday are currently members of the Committee.

   Shareholders wishing to recommend candidates for nomination to the Board should submit in writing to the Secretary of RGS the name of the nominee, a statement of the nominee's qualifications and the written consent of the person so named. Suggestions received prior to October 1, 2000, will be considered by the Committee when recommending nominees for election at the 2001 annual meeting of shareholders.

Report of the Committee on Management on Executive Compensation.

   The Committee on Management is appointed by the Board of Directors of RGS. Its objective is to assure that executive compensation is fair and reasonable to customers, shareholders and employees by providing competitive compensation linked to the achievement of RGS's goals. The Committee provides to the Board a detailed review of all aspects of compensation for the senior officer positions.

   The Committee has used the services of a compensation consulting firm to advise it on the reasonableness of compensation paid to senior officers as compared to other companies, including both utility companies and general industry companies. The Committee has commissioned several consultant studies on executive compensation in recent years. The studies indicated that RGS's executive compensation levels were below the average for comparable utility and general industry companies, and based on these results, the Committee has adjusted RGS's compensation objectives to the targets discussed below. The studies also provided competitive benchmarks for establishment of short and long-term incentive programs.

   Components of Compensation. The executive compensation program consists of three components: base salary, annual incentive compensation and long-term incentive compensation.

   Base Salary. The first component of executive compensation is base salary, which is predicated on competitive market conditions, level of responsibility and individual performance. RGS's target base salary objective for its top five executive positions is to be competitive with utility companies in the Edison Electric Institute (EEI) revenue class of $1 billion to $3 billion (32 companies) at the median of this class. The average base pay for RGS's five highest paid executives in 1999 was 33.8% below the median base pay of those companies.

   Executive Incentive Plan. The second component of executive compensation is annual incentive compensation. A substantial portion of the annual compensation of each officer relates to, and is contingent upon, the performance of RGS, as well as the individual contribution of each officer. As a result, a portion of each officer's total potential compensation is variable.

   RGS has an Executive Incentive Plan which provides for annual performance bonus awards for key employees that are paid upon meeting established performance objectives. Awards may range from 0% to 60% of a participant's annual base salary. Awards are dependent upon the achievement level against the corporate annual performance objectives. Performance goals are established annually by the Committee on Management and approved by the Board of Directors. The annual award will be paid in cash in the year following the year in which it was earned.

   The Executive Incentive Plan objectives for 1999 consisted of three categories: (1) shareholder satisfaction, (2) customer satisfaction, and (3) employee satisfaction. The weighting of importance and value for each of these categories was 50%, 30% and 20% respectively. The Committee monitored RGS's performance regarding the Plan's objectives throughout the year. Based upon 1999 performance results, the computations of which were reviewed by RGS's independent auditors, the Board granted an Executive Incentive Plan payout for achieving the combined objectives: (1) cash flow return on net assets, (2) customer satisfaction measurements in the business segment areas of Generate Energy, Deliver Energy and Establish and Maintain Customer Relationships, and
(3) employee satisfaction index and employee performance initiatives. Members of the executive management team (5 employees) and selected leadership council members (15 employees) participated in the 1999 Plan. The bonus awards for 1999, as reported below in the Summary Compensation Table, reflect the achievement of Mr. Richards' earning 35.0% of his 1999 annualized salary and the other executive officers earning between 25.3% and 28.8% of their annualized salary, as determined by the Committee and as approved by the Board of Directors. Bonus awards were also based upon the achievement of each executive's individual performance objectives. The individual component portion of the total eligible award ranged from 20% for the CEO, 40% for Senior Officers, to 50% for Vice President level participants.

   Long Term Incentive Plan. The third component of executive compensation is long-term incentive compensation, which is designed to ensure the continuing success of RGS and is directly tied to RGS's common stock performance.

   The fifth Long Term Incentive Plan performance cycle concluded in December 1999. The total shareholder return during the three-year performance cycle, as compared to the EEI Index, placed RGS in the 30th position out of 96 companies. During the previous three-year performance cycle concluded in December 1998, RG&E ranked 20th out of 97 companies. Based upon RGS's relative performance compared to the EEI Index, and cash flow return on net assets of 9.79%, which was above the target goal established in the corporate business plan, the Board of Directors approved a 129.25% payout for 1999 for performance shares granted in January 1997. These awards were grossed up to cover federal and state income taxes, as reported below in the Summary Compensation Table. Awards granted under the Long Term Incentive Plan are paid in cash. Participants are required to invest the after-tax proceeds in shares of RGS common stock and to retain the shares for a period of at least three years.

   The previous Long Term Incentive Plan grants, based upon a three-year performance cycle, were made in January of 1998. The 1998 performance cycle (1998-2000) will be the last under this Plan. Effective January 1999, performance shares previously granted under the Long Term Incentive Plan were replaced with annual stock options as approved by the Committee on Management and the Board effective January 1, 1999.

   Performance Stock Option Plan. In 1996, the Performance Stock Option Plan was established and approved by the shareholders of RG&E. The Stock Option Plan is designed to motivate management to increase shareholder value over the long term. Under the Plan, officers and other key executives may be awarded stock options over a ten-year period. The stock options are intended to more closely align the interests of management with those of shareholders by giving management a greater interest in significant stock price appreciation. The full benefit of the compensation package to each executive cannot be realized unless stock price appreciation occurs over a number of years. Option grants include dividend equivalent rights from the date of grant. Annually, the Committee may recommend to the Board of Directors the granting of options based upon a participant's positional responsibilities. The number of options is determined by RGS's performance as compared to an industry performance measure (EEI Index), which can increase or decrease the number of options granted in any given year. Options granted are vested immediately, but cannot be exercised for a minimum of three years. Quarterly dividends granted will be paid at the time of exercise.

   Under the annual stock option program, the granting of options is based upon RGS's three-year total shareholder return performance as compared to the performance of the EEI Index. Top third, middle third and bottom third performance by RG&E will result in a varying number of stock option grants. As RG&E's total shareholder return performance for the period 1996-1998 was in the top third of the comparative group, annual options were granted on January 20, 1999 at an exercise price of $29.875 per share as follows: Mr. Richards, 27,256 options; Mr. Stokes, 13,387 options; Mr. Tomaino, 12,689 options; Mr. Bovalino, 11,687 options; and Mr. Wilkens, 10,581 options. These options cannot be exercised for three years from the date of grant and include dividend equivalent rights from the date the option was granted to the date of exercise.

   Under the provisions of the Stock Option Plan, the Committee may grant additional options in the future.

   RG&E's total compensation objective for its top five executive positions is to be fully competitive with a utility industry comparison group. Total compensation is defined as the combination of base salary and short and long-term incentives.

   Chief Executive Officer Compensation. The Board, upon recommendation of the Committee, increased Mr. Richards' base salary to $350,004 effective March 1, 1999 and awarded short and long term incentives based on performance against established metrics and the subjective judgment of the Board. The Committee benchmarked Mr. Richards' total compensation against CEO compensation in similar sized energy utilities. Mr. Richards' total compensation is slightly below the 25th percentile of similar benchmarked positions. The Committee determined that Mr. Richards' total compensation is consistent with Mr. Richards' performance, the company's relative performance to similar companies, and Mr. Richards' tenure as CEO. In the opinion of the Committee, Mr. Richards has provided exemplary leadership during 1999 resulting in the establishment of the RGS Energy Group, continued implementation of retail energy choice, the development and initial implementation of a Nuclear Generation Strategy and the steady improvement in earnings per share in a highly volatile and increasingly competitive deregulated environment.

   With the above increase in salary level, Mr. Richards' base pay for 1999 was 54.3% below the median of the EEI salary comparison group. As a result of the awards paid to Mr. Richards for the positive performance achieved under the Executive Incentive Plan and Long Term Incentive Plan for 1999, his total compensation is 33.2% below the median of the EEI salary comparison group.

   Mr. Richards was granted 4,000 performance shares in January 1998 under the Long Term Incentive Plan. The performance cycle for these shares will end on December 31, 2000.

   Mr. Richards was granted an additional 27,256 performance stock options on January 1, 1999 at an exercise price of $29.875 per share. These options will vest as discussed above.

   Performance shares under the Long Term Incentive Plan and the Performance Stock Option Plan link executive compensation directly with shareholder interests since both the targets and the payouts are measured in terms of shareholder value.

                                     Committee on Management
                                     Allan E. Dugan, Chairman
                                     Mark B. Grier
                                     Samuel T. Hubbard, Jr.
                                     Cornelius J. Murphy
                                     Charles I. Plosser

Executive Compensation.

   Executive Officers. The following tables show the compensation RGS and its subsidiaries paid for services of the chief executive officer and the next four most highly compensated executive officers for each of the last three fiscal years:

                           Summary Compensation Table

                                                            Long-
                                                      Term Compensation
                                                     -------------------
                                 Annual Compensation
                                 -------------------  LTIP   Securities   All Other
Name and Principal        Fiscal  Salary     Bonus   Payouts Underlying  Compensation
Position                   Year     ($)     ($)(1)   ($)(2)  Options (3)    ($)(4)
------------------        ------ --------- --------- ------- ----------- ------------
THOMAS S. RICHARDS         1999    345,954   122,422 176,094   27,256       9,524
Chairman of the Board,     1998    325,704   136,859 338,641   27,984       8,143
President and Chief
 Executive                 1997    246,710    73,846 277,849   48,427       6,168
Officer, RGS and RG&E
J. BURT STOKES             1999    217,512    55,471 119,619   13,387       5,985
Senior Vice President
 and                       1998    208,820    47,651 249,464        0       5,221
Chief Financial Officer,
 RGS                       1997    198,717    42,411 277,744   31,785       4,968
and RG&E
MICHAEL T. TOMAINO         1999    206,162    57,355 119,872   12,689       5,673
Senior Vice President
 and                       1998    197,928    47,651 249,510        0       4,948
General Counsel, RGS and   1997     47,502    10,603 277,643   33,218       1,188
RG&E
MICHAEL J. BOVALINO        1999    189,886    55,029 120,345   11,687       5,225
Senior Vice President,
 RGS                       1998    182,297    47,651 249,686        0       4,557
and President and Chief    1997    167,148    42,411 277,719   31,785       4,179
Executive Officer,
 Energetix, Inc.
PAUL C. WILKENS            1999    171,930    47,832  32,794   10,581       4,731
Senior Vice President,
 RGS                       1998    157,990    47,651  64,152   15,157       3,950
and RG&E                   1997    115,030    13,831  70,753   14,511       2,876

--------
(1) Under the Executive Incentive Plan, the amount of annual awards depends upon the level of achievement of one-year goals. If performance is below a minimal level, no award is earned. Actual amounts of annual awards earned under the Plan are shown.

(2) Under the Long Term Incentive Plan, the amount of annual awards depends upon the total shareholder return over a three-year period ending in December of such year, as compared to the companies which comprise the EEI Index of investor-owned electric utilities. The Plan also includes a financial performance measurement which compares RGS's cash flow return on net assets against a pre-established target goal identified in RGS's corporate business plan. The table reports actual amounts earned at the end of each performance cycle, grossed up to cover federal and state income taxes. Awards granted under the Plan are paid in cash. Participants are required to invest the after-tax proceeds in shares of RGS's common stock and to retain the shares for a period of at least three years.

(3)  Options granted between 1997-1999.

(4) Contributions to the RG&E Savings Plus Plan (401k Plan) and the 401(k) Restoration Plan.

                    Option Grants In Last Fiscal Year (1999)

                                     Individual Grants (1)
                 --------------------------------------------------------------
                  Number of   Percent of
                 Securities  Total Options
                 Underlying   Granted to   Exercise or             Grant Date
                   Options   Employees in  Base Price  Expiration Present Value
Name             Granted (#)  Fiscal Year   ($/Share)     Date       ($)(2)
----             ----------- ------------- ----------- ---------- -------------
Thomas S.
 Richards          27,256        15.4        $29.875    1/20/09      262,231
J. Burt Stokes     13,387         7.5        $29.875    1/20/09      128,920
Michael T.
 Tomaino           12,689         7.2        $29.875    1/20/09       79,940
Michael J.
 Bovalino          11,687         6.6        $29.875    1/20/09      112,541
Paul C. Wilkens    10,581         6.0        $29.875    1/20/09      101,898

--------
(1) The options shown in this table were granted in January 1999 under the 1996 Performance Stock Option Plan. All options are vested as of day of grant; however, they may not be exercised for a minimum of three years. Options carry dividend rights which provide for a cash payment upon exercise of an option equal to the quarterly dividend payments per share of RGS common stock paid to RGS's shareholders from the date the option was granted to the date of exercise.

(2) The grant date valuation was calculated using the Black-Scholes option pricing model assuming stock price volatility of 19.0%, a risk-free rate of return of 5.16% and an annual dividend yield of 6.03%. The weighted average grant date option fair value is $3.25.

             Aggregated Option Exercises in Last Fiscal Year (1999)
                       and Fiscal Year-End Option Values

                                                        Number of
                                                  Securities Underlying       Value of Unexercised
                                                 Unexercised Options at       In-the-Money Options
                        Shares                    Fiscal Year End (#)      at Fiscal Year End ($)(1)
                     Acquired on     Value     --------------------------- --------------------------
  Name               Exercise (#) Realized ($) Exercisable  Unexercisable  Exercisable  Unexercisable
  ----               ------------ ------------ ------------ -------------- ------------ -------------
Thomas S. Richards         0            0         36,320        67,347        54,480       18,161
J. Burt Stokes             0            0         23,838        21,334        35,757       11,921
Michael T. Tomaino         0            0         16,609        29,298             0            0
Michael J. Bovalino        0            0         23,838        19,634        35,757       11,921
Paul C. Wilkens            0            0         10,883        29,366        16,325        5,442

--------
(1) Based on the market value of the stock at fiscal year-end less exercise price. For exercisable options, does not include the value of dividend equivalent rights from the date the options were granted to December 31, 1999 as follows: Mr. Richards, $196,128; Mr. Stokes, $128,725; Mr. Tomaino, $67,266; Mr. Bovalino, $128,725; and Mr. Wilkens, $58,768.

Severance Agreements.

   RGS has entered into severance agreements for an indefinite term with Messrs. Richards, Stokes, Tomaino, Bovalino and Wilkens. The agreements provide that each of the officers that is a party to the agreements is obligated, in the event of an attempted change of control (as defined in the agreements), not to leave RGS and to render certain services to RGS for a designated period. The agreements also provide that the officer is entitled to specified compensation and benefits if, within three years after a change in control, the officer's employment is involuntarily terminated, other than for cause (as defined in the agreements) or by reason of death, disability or normal retirement. Involuntary termination also includes the officer's resignation following a change in duties (as defined in the agreements). If an involuntary termination occurs within the three-year covered period, the officer will receive a lump sum payment equal to three times his annual salary (as defined in the agreements) and certain other benefits including health and death benefits and outplacement and relocation expense reimbursement. The agreements also provide for a gross-up for any excise taxes that may apply under Section 4999 of the Internal Revenue Code.

Directors' Compensation.

   Effective January 1, 2000, RGS pays its directors an annual retainer of $22,000, $11,000 in cash and $11,000 to be applied to the purchase of shares of RGS common stock. RGS pays committee chairmen an additional annual cash retainer of $3,000. Directors receive $900 for each Board or committee meeting attended and $600 for each additional Board or committee meeting attended the same day.

   RGS does not pay its officers any fees for their services as directors. The total amount of compensation RGS pays to its directors is comparable to the total compensation paid to directors of similar sized combination electric and gas utility companies.

   RGS has deferral plans under which a director's fees and the cash portion of his or her retainer may either be deferred with interest in a cash account or deferred and converted to common stock equivalent units which earn dividends equal to dividends declared on RGS common stock. In either case, deferred amounts are paid in cash, in a lump sum or over a period of up to ten years commencing no later than the director's 70th birthday.

   RGS has a Deferred Stock Unit Plan for Non-Employee Directors which also serves to align the directors' financial interests with those of the shareholders. Each director's deferred stock account is based on the amount of the annual retainer, the number of years of Board service, and the price of RGS's common stock. Under the Plan, each non-employee director is credited annually with deferred stock units equal to 75% of his or her annual retainer. Benefits under the Plan become partially vested after five years of service and are fully vested after ten years. Upon cessation of membership on the Board, deferred amounts will be payable in cash in a lump sum or in up to ten annual installments as determined by each director.

Shareholder Return Comparison.

   The following graph compares the cumulative total shareholder return on RGS's common stock with the EEI Index of investor-owned electric utilities and the Standard & Poors 500 Index for the past five years. Total return was calculated assuming investment of $100 on December 31, 1994 and reinvestment of all dividends.

   Five-Year Cumulative Total Return Comparison (RGS, EEI Index, and S&P 500
                                     Index)
[CHART]

Retirement Plans.

   RGS has a non-contributory, tax qualified, defined benefit pension plan known as the RG&E Retirement Plan. RGS also has an unfunded, non-qualified plan known as the RG&E Unfunded Retirement Income Plan. All employees, including executive officers, are eligible to participate in these plans. The benefit provided by the RG&E Retirement Plan and the RG&E Unfunded Retirement Income Plan is based upon one of the two following formulas depending on age and service on December 31, 1999:

   .  a pension equity plan formula; or

   . final average pay (highest 36 month average of the last 120 months prior to retirement).

   The pension equity plan formula was introduced effective July 1, 1999. Employees whose age and service equaled 75 or who were age 55 with 10 years of service on December 31, 1999 receive the most valuable of these two formulas. All other employees' benefits will be based on the pension equity plan formula only. The pension equity plan provides a lump sum payment option as well as monthly annuity options.

   RGS also has an unfunded supplemental executive retirement plan, known as the RG&E Unfunded Supplemental Executive Retirement Plan, in which executive officers participate. The annual pension benefit under these plans, taken together, is determined by the employee's years of service and annual compensation (salary and bonus). Under the Internal Revenue Code of 1986, the annual benefit payable by the funded plan was limited to $130,000 for 1999. The unfunded plans will provide those benefits which cannot be fully provided by the funded plan. The table below may be used to calculate the approximate annual benefits payable as a straight-life annuity to executive officers at normal retirement age (65) under these plans in specified remuneration and years-of-service classifications.

   Average      Retirement Benefits Based on Years of Service ($)(2)
Annual Salary  -------------------------------------------------------
   ($)(1)         5      10      15      20      25      30      40
-------------  ------- ------- ------- ------- ------- ------- -------
   150,000      30,000  56,250  78,750  97,500  97,500  97,500  97,500
   200,000      40,000  75,000 105,000 130,000 130,000 130,000 130,000
   250,000      50,000  93,750 131,250 162,500 162,500 162,500 162,500
   300,000      60,000 112,500 157,500 195,000 195,000 195,000 195,000
   350,000      70,000 131,250 183,750 227,500 227,500 227,500 227,500
   400,000      80,000 150,000 210,000 260,000 260,000 260,000 260,000
   450,000      90,000 168,750 236,250 292,500 292,500 292,500 292,500
   500,000     100,000 187,500 262,500 325,000 325,000 325,000 325,000
   550,000     110,000 206,250 288,750 357,500 357,500 357,500 357,500

--------
(1) Average annual salary includes base pay (three highest consecutive years) and annual bonus (three highest years) during the last ten years before retirement. The amounts shown in the salary and bonus columns in the Summary Compensation Table constitute qualifying compensation under the plans.

(2) Messrs. Richards, Stokes, Tomaino, Bovalino and Wilkens have been credited with 16, 4, 10, 3 and 26 years of service, respectively, under the plans.

                            Independent Accountants

   RGS has appointed PricewaterhouseCoopers LLP, a firm of independent certified public accountants, to continue as its auditors for the year 2000. We expect representatives of PricewaterhouseCoopers LLP to be present at the annual meeting and available to answer appropriate questions from shareholders. They will also have the opportunity to make a statement if they desire to do so. From time to time, PricewaterhouseCoopers LLP performs certain management advisory services for RGS.

                       Deadline for Shareholder Proposals

   The deadline for submitting shareholder proposals for inclusion in RGS's proxy statement for its year 2001 annual meeting is November 15, 2000. These proposals must be received by the Secretary of RGS at 89 East Avenue, Rochester, New York 14649 no later than November 15, 2000 in order to be eligible for inclusion in RGS's proxy materials relating to the 2001 meeting.

   Rule 14a-4(c) of the SEC's proxy rules allows RGS to use discretionary voting authority to vote on a matter coming before an annual meeting of shareholders which is not included in its proxy statement if RGS does not have notice of the matter at least 90 days before the date of the annual meeting. In addition, discretionary voting authority may generally also be used if RGS receives timely notice of such matter (as described in the preceding sentence) and if RGS describes the nature of such matter in its proxy statement. Accordingly, for RGS's year 2001 annual meeting of shareholders, any such notice must be received by RGS's Secretary at 89 East Avenue, Rochester, New York 14649, on or before January 27, 2001.

   RGS's by-laws provide that any shareholder who wishes to submit a proposal must notify RGS 90 days in advance of a meeting and must submit the following:
(a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at that meeting, (b) the shareholder's name and address as they appear on RGS's books, (c) the class and number of shares of RGS that are owned by the shareholder, and (d) any material interest of such shareholder in such business.

                                 Other Matters

   The Board of Directors does not know of any other business matters to be presented for action at the annual meeting. However, the enclosed proxy will confer discretionary authority for the transacting of any such business properly brought before the annual meeting or any adjournment thereof. If any such business is so brought before the meeting, the persons named in the enclosed proxy form, or their substitutes, will vote according to their discretion.

   New York State law requires RGS to inform shareholders of the initiation or renewal of insurance indemnifying itself and its officers and directors. This insurance, which is carried with Associated Electric and Gas Insurance Services Limited, has been renewed for a one-year term, effective January 1, 2000. The policy insures RGS against any obligations it may incur as a result of the indemnification of its directors and officers. The effective cost of the insurance will be zero for 2000 as RGS received a member's continuity credit which fully offset the premium for the policy. In addition, RGS has a policy with Energy Insurance Mutual Limited that provides excess coverage for such insurance for a three-year term, effective January 1, 2000. RGS also expects that the effective cost of this policy will be zero for 2000 as it anticipates receiving a dividend from the insurance carrier in 2000. RGS also renewed a fiduciary liability insurance policy carried with Associated Electric and Gas Insurance Services Limited, effective May 1, 1999. The premium cost for this policy was $39,455 for a one-year term.

                              Cost of Solicitation

   The accompanying proxy is being solicited by the Board of Directors of RGS. RGS will pay the costs of this solicitation, including reimbursing brokerage firms and others for their expenses in forwarding proxy material to beneficial owners of stock. Directors, officers and employees of RGS and RG&E may solicit proxies by telephone, other electronic means or in person without additional compensation. In addition, RGS has retained Morrow & Co. to assist in soliciting proxies at an anticipated fee of approximately $8,500, plus out-of-pocket expenses.

                                        By Order of the Board of Directors,

                                        David C. Heiligman
                                        Secretary

Dated: March 15, 2000
Rochester, New York

                                                                      1440-PS-00

                            RGS ENERGY GROUP, INC.

                89 East Avenue, Rochester, New York 14649-0001

          This Proxy is Solicited on Behalf of the Board of Directors


The undersigned hereby appoints T.S. Richards, M.T. Tomaino and D.C. Heiligman and each of them as proxies, with power of substitution, to vote all Common Stock of the undersigned, as directed on the reverse side, at the RGS Energy Group, Inc. Annual Meeting of Shareholders to be held on April 26, 2000 or any adjournments thereof.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE LISTED NOMINEES.
                                                ---
-----------                                                          -----------
SEE REVERSE         CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

Logo of RGS
Energy Group, Inc.

89 EAST AVE., ROCHESTER, NY 14649-0001


Vote by Telephone, Internet or Mail

The accompanying Proxy Statement addresses important issues affecting your investment in RGS. Help us save time and postage costs by voting your proxy electronically - either by touch-tone telephone or over the Internet. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you completed and returned a Proxy card in the mail.

-----------------
Vote by Telephone
-----------------

It's fast, convenient, and immediate!
Call Toll-Free on a Touch-Tone Phone

Follow these three easy steps:

 1. have your Proxy card handy and call
    1-877-PRX-VOTE (1-877-779-8673).

 2. enter your 14 digit control number located above your name and address in the lower left corner of your Proxy card

 3. follow the simple recorded instructions

Your vote is important!
Call 1-877-PRX-VOTE anytime!



----------------
Vote by Internet
----------------

It's fast, convenient, and your vote is immediately confirmed and posted.

Follow these three easy steps:

 1. have your Proxy card handy and go to web site: http://www.eproxyvote.com/rgs

 2. enter your 14 digit control number located above your name and address in the lower left corner of your Proxy card

 3. follow the instructions on the screen

Your vote is important!
Go to http://www.eproxyvote.com/rgs anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet

                             THANK YOU FOR VOTING



RGS30A                            DETACH HERE































 ----  Please mark
   X   votes as in
 ----  this example.


        RGS's directors recommend a vote "FOR" the following proposal:

1. Election of Directors
   Nominees (Class II): (01) A.E. Dugan, (02) S.R. Holliday,
                        (03) C.I. Plosser, and (04) T.S. Richards

          FOR                    WITHHELD
          ALL    [  ]      [  ]  FROM ALL
        NOMINEES                 NOMINEES


[  ]
     --------------------------------------
     For all nominees except as noted above

2. Other Matters
   In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting. As of March 8, 2000, the Board of Directors does not know of any other matters to come before the meeting.


     MARK HERE FOR
     ADDRESS CHANGE    [  ]
     AND NOTE AT LEFT

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the listed nominees for directors.

Please sign exactly as name appears at left.


Signature:              Date:             Signature:            Date:
          -------------      ------------           -----------      ----------